Exhibit 10.30

RAMACO DEVELOPMENT, LLC

2016 MEMBERSHIP UNIT OPTION PLAN

Section 1. Purpose. The purpose of this 2016 Membership Unit Option Plan (the “Plan”) is to promote the interests of Ramaco Development, LLC, a Delaware limited liability company (the “Company”), and the interests of the Company’s members by attracting and retaining Employees, Non-Employee Managers and Consultants, and giving such persons the opportunity to purchase Units of the Company. By encouraging such ownership of Units, the Company seeks to attract, retain and motivate such Employees, Non-Employee Managers and Consultants, and to encourage them to devote their best efforts to the business and financial success of the Company and its Affiliates.

Section 2. Definitions. As used herein the following terms have the following meanings:

(a) “Affiliate” means, except as provided in Section 10(a), any person with whom the Company would be considered a single employer under Section 414(b) of the Code (controlled group of corporations) or Section 414(c) of the Code (partnerships, proprietorships, etc., under common control).

(b) “Board” means the Board of Managers of the Company.

(c) “Change of Control” means (a) any consolidation or merger of the Company in which the members of the Company immediately prior to the merger do not own more than 50% of is not the continuing or surviving entity or pursuant to which Units of the Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Units immediately prior to the merger have the same proportionate ownership of the outstanding membership interests of the Company or the surviving entity immediately after the merger, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and its subsidiaries to any other person or entity (other than an Affiliate of the Company), (c) the members of the Company approve any plan or proposal for liquidation or dissolution of the Company, (d) any person or entity (other than Yorktown Energy Partners IX, L.P., Yorktown Energy Partners X, L.P., Yorktown Energy Partners XI, L.P. or any of their respective portfolio companies, trusts to which portfolio company securities are distributed and/or other affiliates), including a “group” as contemplated by section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting membership interests (based upon voting power) or (e) as a result of or in connection with a contested election of Managers, the persons who were on the Board before such election shall cease to constitute a majority of the Board. Notwithstanding the foregoing, a Change of Control shall not include (i) an initial public offering of the Company, including in connection with an “Up-C” restructuring that is conditioned upon the closing of an initial public offering, (ii) a merger of the Company or other business combination involving the Company and any other affiliate of an investment partnership managed by Yorktown Partners LLC, or (iii) any capital raising transaction that is approved by two or more members of the Board who meet the independence requirements of the principal exchange or quotation system upon which the shares of the Company are listed or quoted or, if no members of the Board meet such independence requirements, that is approved by the Board.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. In the event that the Plan is administered by a Committee other than the Board, all actions taken by the Committee must be by either (i) the affirmative vote of a majority of the total number of members at a meeting of the Committee at which a quorum is present or (ii) the unanimous written consent of all members of the Committee.

(f) “Consultant” means any individual consultant or advisor of the Company or an Affiliate who is not an Employee or Non-Employee Manager, provided that bona fide services are rendered by the consultant or advisor and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

(g) “Employee” means any regular salaried officer or employee of the Company or an Affiliate.

(h) “Fair Market Value” means either (i) the closing sales price per Unit on the date of the grant of the Option, or, if no sales of Units shall have been made on such date, on the next succeeding business day on which Units are sold, on the principal national securities exchange on which Units are listed or admitted to trading, or if the Units are not listed or admitted to trading on any national securities exchange, on the NASDAQ Global Market, or, if the Units are not quoted on the NASDAQ Global Market, the average of the highest reported “bid” and the lowest reported “asked” prices per Unit on the date in question, as furnished by OTC Markets Group or a similar organization, or (ii) if the Units are not reported or quoted by any such organization, fair market value of a Unit on the date of grant as determined in good faith by the Committee using a “reasonable application of a reasonable valuation method” within the meaning Section 409A of the Code and the regulations thereunder.

(i) “LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement dated as of August 31, 2016 among the members of the Company, as may be thereafter amended or supplemented.

(j) “Membership Interest” means the interest of a member in the Company, including, without limitation, rights to receive distributions (liquidating or otherwise), to be allocated income, gain, loss, deduction, credit or similar items, to receive information, and to grant consents or approvals, including without limitation the Units.

(k) “Non-Employee Manager” means an individual duly elected or chosen as a member of the Board or an Affiliate who is not also an Employee or officer of the Company or an Affiliate.

(l) “Option” means an option to purchase Units granted to an Optionee pursuant to Section 5.

(m) “Option Agreement” means a written agreement between the Company and an Optionee that sets forth the terms, conditions, restrictions and/or limitations applicable to an Option granted under the Plan.

(n) “Optionee” means an Employee, Non-Employee Manager or Consultant who has been granted an Option under the Plan.

(o) “Plan Date” means the date of adoption and approval of the Plan by the Board.

(p) “Unit” means a unit of Membership Interest in the Company designated by the Board as a Common Unit.

Section 3. Number of Units. The total number of Units for which Options may be granted by the Company from time to time under the Plan shall not exceed in the aggregate 333,334 Units, subject to adjustment as provided herein. Units issued under the Plan may be in whole or part, as the Committee shall from time to time determine, authorized but unissued Units or issued Units that shall have been reacquired by the Company. If any Option granted under the Plan expires or terminates for any reason without having been exercised in full, or is reduced as to the number of Units covered thereby, the unpurchased Units subject thereto, or the Units by which such Option is reduced, shall again be available for purposes of the Plan.

Section 4. Administration; Indemnification. The following provisions shall apply to the administration of the Plan by the Committee:

(a) Administration. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms, the LLC Agreement, the certificate of formation of the Company and applicable law. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (i) interpret the Plan and the Options granted hereunder; (ii) determine eligibility for participation in the Plan; (iii) decide all questions concerning eligibility for, and the number of, Options issuable under the Plan; (iv) construe any ambiguous provision of the Plan or any Option Agreement; (v) prescribe the form of the Option Agreements embodying Options granted under the Plan (which need not be identical); (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement; (vii) issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper; (viii) make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper; (ix) determine whether Options should be granted singly, in combination or in tandem; (x) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (xi) accelerate the exercise, vesting or payment of an Option when such action or actions would be in the best interests of the Company; (xii) grant Options in replacement of Options previously granted under the Plan or any other employee benefit plan of the Company; and (xiii) take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan. Any action or determination by the Committee shall be final and binding.

(b) Indemnification. Neither the members of the Board nor the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Options granted under it, and members of the Board or the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys’ fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the fullest extent permitted by law.

Section 5. Grant of Options. At any time and from time to time during the duration of the Plan and subject to the express provisions thereof, Options may be granted by the Committee to any Employee, Non-Employee Manager or Consultant for such number of Units as the Committee in its discretion shall deem to be in the best interest of the Company and which will serve to further the purposes of the Plan. Notwithstanding the foregoing, an Option may be granted only to an Employee, Non-Employee Manager or Consultant of the Company or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” (within the meaning of Section 409A of the Code) in another corporation or entity in the chain, starting with the Company and ending with the corporation or other entity for which the Employee, Non-Employee Manager or Consultant performs direct services on the date of grant of the Option.

Section 6. Option Price, Method of Payment and Withholding Tax.

(a) Option Price. The purchase price per Unit for each Option shall be determined by the Committee but in no event shall be less than 100% of the Fair Market Value per Unit at the time the Option is granted unless the Option was granted through the assumption of or in substitution for, outstanding awards previously granted to individuals who became Employees as a result of a merger, consolidation, acquisition, or other corporate transaction involving the Company and otherwise complies with Section 409A of the Code.

(b) Method of Payment. Upon exercise of an Option, the purchase price shall be paid in full in cash or, with the consent of the Committee and if and to the extent provided for under the Option Agreement for such Option, in cash and/or by delivery of Units already owned by the Optionee having an aggregate Fair Market Value (determined as of the date of exercise) equal to the purchase price, including an actual or deemed multiple series of exchanges of such units. The proceeds of such sale shall constitute general funds of the Company.

(c) Withholding Tax. Upon exercise of an Option, the Optionee will be required to pay to the Company the amount of any federal, state or local taxes required by law to be withheld in connection with such exercise, and no certificates representing Units shall be delivered to the Optionee until such tax is paid by the Optionee. In accordance with any applicable administrative guidelines it establishes, the Committee may allow an Optionee to pay the amount of taxes required by law to be withheld upon exercise of an Option by (i) withholding Units from payment of Units due as a result of the exercise of such Option, or (ii) permitting the Optionee to deliver to the Company previously acquired Units, in each case having an aggregate Fair Market Value (determined as of the date of delivery of the units) equal to the amount of such required withholding taxes.

Section 7. Option Period and Terms of Exercise. The term of each Option shall be no more than ten years after the date of grant of the Option. An Option may be exercised only during its term and, except as provided in Section 8, an Option may not be exercised unless Optionee shall have been in the continuous employ or service of the Company or any Affiliate from the date of grant to the date of exercise of the Option. Upon exercise of an Option, the Optionee and his or her spouse, if applicable, will be required to agree to be bound by all the terms and conditions of the LLC Agreement. Under the provisions of any Option Agreement evidencing an Option, the Committee may limit the number of shares purchasable thereunder in any period or periods of time during which the Option is exercisable and may impose such other terms and conditions upon the exercise of an Option and the Units to be purchased as are not inconsistent with the terms of this Plan; provided, however, that the Committee, in its discretion, may accelerate the exercise date of any Option to any date following the date of grant.

Section 8. Vesting and Exercise Following Termination.

(a) Vesting. Subject to the other provisions of the Plan, and unless the Committee provides otherwise in the Option Agreement evidencing the Option, the Optionee’s right to exercise the Option shall accrue in three equal installments, which shall be cumulative (i.e., once the right to purchase the number of Units of an installment has accrued such Units may be purchased at any time, or in part from time to time, until the Option expires). The installments shall become exercisable as follows:

First Anniversary of Date of Grant:	33 1/3%
Second Anniversary of Date of Grant	33 1/3%
Third Anniversary of Date of Grant	33 1/3%

To the extent Optionee does not purchase all or any part of the Units eligible to be purchased under the terms of the Option (the “Option Units”) at the times the Option becomes exercisable, the Optionee has the right cumulatively thereafter to purchase any Option Units not so purchased and such right shall continue until the Option terminates or expires.

(b) Exercise Following Termination. Except as otherwise provided in an Option Agreement, the Option may be exercised after the date of Optionee’s termination of employment or service with the Company and its Affiliates only in accordance with the following:

(i) Termination for Reasons Other Than Death, Disability or Cause. Except as otherwise provided in an Option Agreement, if Optionee’s employment or service by the Company is terminated voluntarily by Optionee or by action of the Company for reasons other than death or disability (as provided in subsection (b)(ii)) or for cause (as provided in subsection (b)(iii)), the Option may be exercised, but only (A) within three months after such termination (if otherwise prior to the date of expiration of the Option), and not thereafter, and (B) to purchase the number of Option Units, if any, that could be purchased upon exercise of the Option at the date of termination of Optionee’s employment or service. Except as otherwise provided in an Option Agreement, for purposes of this subsection (b)(i), if the Option shall not have fully vested as of the date of termination of Optionee’s employment or service, then a ratable portion of the number of Option Units which would have become purchasable upon the next vesting date shall be deemed to have vested as of the date of such termination (determined by multiplying the number of Option Units that vest on the next vesting date by a fraction with a numerator equal to the number of full months which have then elapsed since the last vesting date and a denominator of 12, and rounding to the closest whole number).

(ii) Death or Disability. Except as otherwise provided in an Option Agreement, in the event of Optionee’s termination of employment or service on account of death or disability (as defined in Section 22(e)(3) of the Code), the Option shall remain outstanding and may be exercised by the person who acquires the Option by will or the laws of descent and distribution, or by Optionee, as the case may be, but only (A) within the one year period following the date of such termination of employment or service (if otherwise prior to the date of expiration of the Option), and not thereafter, and (B) to purchase the number of Option Units that were subject to purchase upon exercise of the Option at the time of such termination of employment or service, plus the number of Option Units that would have become purchasable upon the next vesting date.

(iii) Cause. Except as otherwise provided in an Option Agreement, if Optionee’s employment or service by the Company is terminated for “cause,” the Option shall automatically terminate as of the date of such termination, and the right to exercise the Option, whether vested or unvested, shall immediately be forfeited. Unless otherwise defined in an Option Agreement or an employment, consulting or similar agreement with an Optionee, for purposes of the Plan, a termination for “cause” means any of the following: (A) Optionee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its Affiliates or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (B) Optionee’s repeated intoxication by alcohol or drugs during the performance of his duties in a manner that materially and adversely affects Optionee’s performance of such duties; (C) malfeasance in the conduct of Optionee’s duties, including, but not limited to, (1) willful and intentional misuse or diversion of funds of the Company, or its Affiliates, (2) embezzlement, or (3) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to the Company or its Affiliates; (D) Optionee’s material violation of any provision of the LLC Agreement; (E) Optionee’s material failure to perform the duties of Optionee’s employment or service or material failure to follow or comply with the reasonable and lawful written directives of the Board or senior officers of the Company. An Optionee shall be treated as having been terminated for “cause” under clause (D) or (E) of the preceding sentence only after the Optionee has been informed in writing of such material failure and given a period of not more than 30 days to remedy same.

Section 9. Transferability; Divorce.

(a) Transferability. An Option granted under the Plan shall be transferable by the Optionee only by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee, or if the Optionee is legally incompetent, by the Optionee’s legal representative. When an Optionee dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Optionee may acquire the rights under an Option. Any such successor must furnish proof satisfactory to the Committee of the successor’s entitlement to receive the rights under the Option under the Optionee’s will or under the laws of descent and distribution. No person or entity shall be entitled to vote, receive dividends, or be deemed for any purpose the holder of any Units until the Options granted with respect to such Units shall have been exercised in accordance with the provisions of the Plan and the Option Agreement.

(b) Divorce. Incident to an Optionee’s divorce, the Optionee may request that the Company agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Code Section 414(p)) with respect to all or part of one or more Options made to the Optionee under the Plan. The Company’s decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of the Company. The Committee’s decision need not be uniform among Optionees. As a condition of participation, an Optionee agrees to hold the Company harmless from any claim that may arise out of the Company’s observance of the terms of any such domestic relations order.

Section 10. Termination.

(a) Termination of Employment. Transfers of employment by an Employee between the Company and any of its Affiliates shall not be considered to be a termination of employment for the purposes of this Plan. Nothing in the Plan or in any Option Agreement evidencing an Option granted under the Plan shall confer upon any Optionee any right to continue in the employ of the Company or any Affiliate or in any way interfere with the right of the Company or any Affiliate to terminate the employment of the Optionee at any time, with or without cause. For purposes of this subsection and subsection (b) of this Section, “Affiliate” shall mean any person with whom the Company would be considered a single employer under Section 414(b) of the Code (controlled group of corporations) or Section 414(c) of the Code (partnerships, proprietorships, etc., under common control), provided that in applying Section 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(b) Termination of Consulting Services. Transfers of consulting services by a Consultant between the Company and any of its Affiliates shall not be considered to be a termination of consulting services for the purposes of this Plan. Nothing in the Plan or in any Option Agreement evidencing an Option granted under the Plan to a Consultant shall confer upon any Consultant any right to continue as a Consultant of the Company, or any Affiliate or in any way interfere with the right of the Company or any Affiliate to terminate the services of the Consultant at any time, with or without cause.

(c) Termination of Membership on the Board. Nothing in the Plan or in any Option Agreement evidencing an Option granted under the Plan to a Non-Employee Manager shall confer upon any Non-Employee Manager any right to continue as a Non-Employee Manager of the Company or any Affiliate.

Section 11. Adjustments Upon Changes in Units. In the event that, after the Plan Date, the outstanding Units shall be changed into or exchanged for a different number or kind of units, shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, unit split, split-up, combination or exchange of units or increase because of any dividends paid in Units, the Committee shall appropriately adjust (i) the number of Units (and the exercise price per unit) subject to any unexercised Options, and (ii) the number of Units for which Options may be granted under the Plan, as set forth in Section 3 hereof, and such adjustments shall be effective and binding for all purposes of the Plan.

Section 12. Amendment and Termination of the Plan. Subject to the right of the Board to terminate the Plan prior thereto, the Plan shall terminate at the expiration of 10 years from the Plan Date. No Options may be granted after termination of the Plan. The Board may alter or amend the Plan but may not, without the approval of the members of the Company having a majority of the general voting power, make any alteration or amendment thereof which operates (a) to increase the total number of Units as to which Options may be granted under the Plan (other than as provided in Section 3 and Section 11 hereof), (b) to change the designation or class of persons eligible to receive Options under the Plan, (c) to extend the term of the Plan or the exercise period of an Option beyond the 10 year maximum provided herein, (d) to decrease the minimum purchase price as provided herein (other than as provided in Section 11 hereof), or (e) to make any other change requiring member approval under (i) any applicable rule, regulation, or procedure of any national securities exchange or securities association upon which any securities of the Company are listed or (ii) any other applicable law, including, but not limited to, Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. No termination or amendment of the Plan shall adversely affect the rights of an Optionee under an outstanding Option, except with the consent of such Optionee.

Section 13. Option Amendment and Cancellation. The Committee may amend the terms of any outstanding Option granted pursuant to the Plan, but except as otherwise provided herein, no such amendment shall adversely affect in any material way the Optionee’s rights under an outstanding Option without the consent of the Optionee.

Section 14. Company Changes. Upon a Change of Control, the Board serving prior to the date of the applicable event shall accelerate the exercise dates of all outstanding Options, and may, in its discretion, without obtaining member approval, pay cash to any or all Optionees in exchange for the cancellation of their outstanding Options. The foregoing sentence shall not apply to any company event described in this Section 14 to the extent that provision is made in writing for the assumption or continuation of the Options theretofore granted, or for the substitution for such Options for new options relating to the equity of a successor entity, or an Affiliate thereof, with appropriate adjustments as to the number of Units and option prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided.

Section 15. Legal Restrictions. Nothing herein, in any Option Agreement entered into hereunder, or in any Options granted hereunder, shall require the Company to sell or issue any Units pursuant to an Option if such sale or issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended (the “Securities Act”) or any similar or superseding statute or statutes, or any applicable state “blue sky” law, in any case as then in effect.

Section 16. Investment Letter and Legend. At the time of any grant or exercise of any Options, or sale or issuance of Units pursuant thereto, the Company may, as a condition precedent to the grant or exercise of such Option or the sale or issuance of such Units, require from the holder of such Option (or in the event of his death, his representatives, legatees, or distributees) such written representations, if any, concerning his (or the transferee’s) status as a sophisticated and/or “accredited” investor under applicable federal and state securities laws and his (or the transferee’s) intentions with regard to the retention or disposition of the Options or the Units being acquired pursuant to such Options, and such written covenants and agreements, if any, as to the manner of acquisition of such Option and/or the disposal of such Units as, in the opinion of counsel to the Company, may be necessary to ensure that any acquisition or disposition by such holder (or in the event of his death, his legal representatives, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, or any other applicable federal or state statute, rule, or regulation, as then in effect. Certificates for Units, when issued, shall have appropriate legends, or statements of other applicable restrictions, endorsed thereon, and may or may not be immediately transferable.

Section 17. Restrictions on Transfer of Units. The Units acquired pursuant to the exercise of Options shall be subject to such restrictions and agreements regarding sale,

assignment, encumbrances or other transfer as are in effect among the members of the Company at the time such Units are acquired, as well as to such other restrictions as the Committee shall deem advisable.

Section 18. No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Option granted hereunder, provided that the Committee in its sole discretion may round fractional units down to the nearest whole Unit or settle fractional Units in cash.

Section 19. Gender. Words of any gender used in the Plan shall be construed to include any other gender, unless the context requires otherwise.

Section 20. Governing Law. All questions arising with respect to the provisions of the Plan or any agreement entered into hereunder or any Option shall be determined by application of the internal laws of the State of Delaware (without regard to principles of conflicts of law), except to the extent Delaware law is preempted by federal law.

Section 21. Government and Stock Exchange Regulations. The Plan, and the granting and exercise of Options thereunder, and the obligation of the Company to sell and deliver units under such Options, shall be subject to all applicable governmental laws, rules and regulations, and to such approvals by any governmental agencies as may then be required, and shall also be subject to all applicable rules and regulations of any stock exchange upon which the Units of the Company may then be listed. The Committee is expressly authorized to impose such restrictions and limitations as it may deem advisable upon the exercise of Options in order to satisfy any such regulatory requirements.

Section 22. Effective Date of the Plan. The Plan shall become effective as of the Plan Date.

[Signature Page Follows]

To record the adoption and approval of the Plan by the Board as of August 31, 2016, the Company has caused its authorized officer to execute the Plan.

RAMCO DEVELOPMENT, LLC

By:	/s/ Randall W. Atkins
Randall W. Atkins, Chief Executive Officer